Exhibit 4.15

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

The following descriptions of Cimarex's capital stock and provisions of its amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the complete text of the amended and restated certificate of incorporation and amended and restated bylaws, each of which is attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Authorized capital stock

Cimarex's authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of January 31, 2020, Cimarex had 102,135,577 shares of common stock and 62,500 shares of preferred stock outstanding.

Common stock

Dividends may be paid on the Cimarex common stock out of assets or funds legally available for dividends, when and if declared by Cimarex's board of directors, subject to any preferential rights of preferred stock, if preferred stock of Cimarex is then outstanding. If Cimarex is liquidated, dissolved, or wound up, the holders of shares of Cimarex common stock will be entitled to receive the assets and funds of Cimarex available for distribution after payments to creditors and to the holders of any preferred stock, in proportion to the number of shares held by them.

Each share of Cimarex common stock entitles the holder of record to one vote at all meetings of stockholders and the votes are non-cumulative. The Cimarex common stock has no redemption, conversion, or subscription rights and does not entitle the holder to any preemptive rights. The outstanding shares of Cimarex common stock are duly authorized, validly issued, fully paid and nonassessable. Shares of Cimarex common stock do not have the benefit of any retirement or sinking fund.

Cimarex's common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and is listed on the New York Stock Exchange (“NYSE”) under the symbol “XEC.”

Preferred Stock

Cimarex’s board of directors may issue preferred stock in one or more classes or series. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock. Cimarex’s board of directors is able to determine, with respect to any series of preferred stock, the voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof. As of January 31, 2020, Cimarex had designated and issued 62,500 shares of 8.125% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share.

Anti-takeover effects of certain provisions of Delaware law, Cimarex’s amended and restated certificate of incorporation and amended and restated bylaws

The amended and restated certificate of incorporation and amended and restated bylaws of Cimarex provide for a classified board of directors with staggered terms, provide that the authorized number of directors may be changed only by resolution of the board of directors, allow the board of directors to fill vacancies and newly created directorships resulting from an increase in the authorized number of directors by an affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, provide for the ability of stockholders to remove directors only for cause and by the affirmative vote of a majority of the votes cast, restrict the ability of stockholders to take action by written consent, prevent stockholders from calling a special meeting of the stockholders and provide that certain provisions of the amended and restated certificate of incorporation and amended and restated bylaws may be amended only with the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote at an election of directors and that the amended and restated bylaws may be amended by the affirmative vote of a majority of the board of directors.

The amended and restated bylaws of Cimarex provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice to the corporate secretary must be delivered to or mailed and received at the principal executive offices of Cimarex no later than the 90th day or earlier than the 120th day before the anniversary date of the preceding year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder to be timely must be received by the 10th day following the earlier of the day on which notice of the date of the annual meeting was mailed or publicly disclosed. In the case of a special meeting of stockholders to elect directors, notice to the corporate secretary must be delivered to or mailed and received at the principal executive offices of Cimarex by the 10th day following the earlier of the day on which notice of the date of the special meeting was mailed or publicly disclosed. The amended and restated bylaws of Cimarex also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from nominating directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Cimarex.

The amended and restated certificate of incorporation of Cimarex provides that authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by the NYSE. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Cimarex by means of a proxy contest, tender offer, merger or otherwise.

In addition, the Delaware General Corporation Law (the “DGCL”), which applies to Cimarex as a corporation organized in the State of Delaware, imposes restrictions on business combinations with interested parties. Section 203 of the DGCL, an anti-takeover law, prevents Delaware corporations under certain circumstances from engaging in a “business combination” with an “interested stockholder” (generally, a holder of 15% or more of the outstanding voting stock of the corporation). A “business combination” includes a merger or sale of 10% or more of a company's assets. However, the above provisions of Section 203 do not apply if (1) the board of directors approves the transaction; (2) after the completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” that stockholder owned at least 85% of the company's voting stock outstanding at the time the transaction commenced, excluding shares owned by officers and directors and certain employee benefit plans; or (3) on or after the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the “interested stockholder.” These provisions of Delaware law and Cimarex’s certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of Cimarex, even if the change in control might be beneficial to Cimarex stockholders.